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                                                                Exhibit 11.1


                       THE GOOD GUYS, INC. AND SUBSIDIARY
                      STATEMENT SETTING FORTH COMPUTATION
                             OF EARNINGS PER SHARE
                      (In thousands except per share data)

                                                                                                    March 31,       March 31,
                                                                                                      1997            1996
                                                                                                 --------------   ------------
Net income (loss)                                                                                  $ (3,282)         $   289

1     As presented in the 10-Q:
      Shares used in per share computation                                                           13,616           13,650

     Net income (loss) per common share
     and common share equivalents                                                                  $   (.24)         $  0.02
                                                                                                   ========          =======

2 Computation of primary and fully diluted earnings per share including common stock equivalents

        a) Primary earnings per common share

           Weighted average number of
           shares:
           Common stock   (A)                                                                        13,616           13,650
           Stock options  (B)                                                                             2               61
                                                                                                   --------          -------

           Total                                                                                     13,618           13,711

           Primary earnings per share                                                              $   (.24)         $  0.02
                                                                                                   ========          =======

        b) Fully diluted earnings per share

           Weighted average number of
           shares:
           Common stock   (A)                                                                         13,616          13,650
           Stock options  (B)                                                                              2              75
                                                                                                    --------         -------

           Total                                                                                      13,618          13,725

           Fully diluted earnings per share                                                         $   (.24)        $  0.02
                                                                                                    ========         =======


(A) The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.


(B) Stock options used in the primary earnings per share are calculated using the average market price. Stock options in fully diluted earnings per share are calculated using the higher of the ending market price or the average market price.



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